UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549

                           SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. 4)*

                            Rent-Way Inc
_______________________________________________________________________
                          (Name of Issuer)

                               Common
________________________________________________________________________
                     (Title of Class of Securities)

                             76009U104
  ___________________________________________________________________
                           (CUSIP Number)


Check the following box if a fee is being paid with this statement
[   ].  (A fee is not required only if the filing person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.  76009U104       13G                 Page 1 of 5
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Massachusetts Mutual Life Insurance Company
         04-1590850
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES         301,810 Common Shares; 30,000 Warrants
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH           301,810 Common Shares; 30,000 Warrants
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         301,810 Common Shares; 30,000 Warrants
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.6%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IC  (insurance company)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.76009U104         13G              Page 2 of 5 pages
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Corporate Investors
         04-2483041
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES         120,725 Common Shares; 20,000 Warrants
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH           120,725 Shares Common; 20,000 Warrants
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         120,725 Common Shares; 20,000 Warrants
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.7%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IV (investment company)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 76009U104        13G      Page 3 of 5 pages
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Participation Investors
         04-3025730
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES         60,362 Common Shares; 10,000 Warrants
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH           60,362 Common Shares; 10,000 Warrants
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         60,362 Common Shares; 10,000 Warrants
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.3%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IV (investment company)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  76009U104       13G            Page 4 of 5 pages
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Corporate Value Partners Ltd

_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY



_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Cayman Islands
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES         133,103 Common Shares; 10,000 Warrants
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH           133,103 Common Shares; 10,000 Warrants
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         133,103 Common Shares; 10,000 Warrants
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.7%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         CO (corporation)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 76009U104        13G               Page 5 of 5 Pages
_______________________________________________________________________

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual High Yield Partners II
         04-3325219
_______________________________________________________________________

2.       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP

                                    (a)  [  ]
                                    (b)  [X ]
_______________________________________________________________________

3.       SEC USE ONLY

_______________________________________________________________________
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_______________________________________________________________________
                  5.  SOLE VOTING POWER
NUMBER OF SHARES
BENIFICIALLY          7,500 Shares Common, 74,799 Shares from Convertible
OWNED BY EACH         Debenture
REPORTING         ______________________________________________________
PERSON WITH       6.  SHARED VOTING POWER

                      Not Applicable
                  ______________________________________________________
                  7.  SOLE DISPOSITIVE POWER

                      7,500 Shares Common; 74,799 Share from Convertible
                      Debenture
                  ______________________________________________________
                  8. SHARED DISPOSITIVE POWER

                     Not Applicable
__________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,500 Shares Common; 74,799 Shares from Convertible
      Debenture
__________________________________________________________________________
10.  CHECK BOX IF THE AGGRTEGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

     Not Applicable
_________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%
__________________________________________________________________
12. TYPE OF REPORTING PERSON

         CO (CORPORATION)
__________________________________________________________________________

                  * SEE INSTRUCTIONS BEFORE FILLING OUT



ITEM 1(a).  Name of Issuer: Rent-Way Inc

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            3230 West Lake Road
            Erie, PA  16505


ITEM 2(a).  Name of Person Filing:

            This statement is filed on behalf of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd. and MassMutual High Yield Partners II which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of both the aforementioned parties, and therefore, it does not include a separate agreement providing for a joint filing.

ITEM 2(b).  Address of Principal Business Office:

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL PARTICIPATION INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD.
            Cayman Islands

            MASSMUTUAL HIGH YIELD PARTNERS II
            1295 State Street
            Springfield, Massachusetts 01111


ITEM 2(c).  Citizenship

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL PARTICIPATION INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD. is organized under the laws of Cayman Islands

            MASSMUTUAL HIGH YIELD PARTNERS II is
            organized under the laws of the the Commonwealth of Massachusetts


ITEM 2(d).  Title of Class of Securities:  Common Stock

ITEM 2(e).  CUSIP NUMBER:76009U104

ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19), MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment
            Company Act of 1940, MassMutual Participation
            Investors, an investment company registered under Section 8 of the Investment Company Act of 1940, MassMutual Corporate Value Partners
            Ltd., and MassMutual High Yield Partners II, a corporation which together may be regarded as a group pursuant to Rule
            13d-1(b) (ii) (H).

ITEM 4.     Ownership:

            This statement is filed to report information as of December 31, 1998

            (a)  Amount Beneficially Owned:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors,  MassMutual Corporate
            Value Partners ltd. and MassMutual High Yield
            Partners II own respectively 301,810, 120,725,
            60,362, 133,103 and 7,500 shares of Common
            Stock; and 30,000, 20,000, 10,000, 10,000 warrants
            exercisable into common shares. MassMutual
            High Yield Partners II owns $1,000,000, 7%
            Convertible Debt due 2/1/07, convertible into 74,799 shares of Common Stock.

            Total shares of common stock owned directly and indirectly: 768,299

            The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, MassMutual Corporate Value Partners Ltd., and MassMutual High Yield Partners II are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

            (b)  Percent of Class:

            Percentage of ownership is calculated as follows:

            623,500 Common Shares + 70,000 Common Shares from
            Warrants + 74,799 shares from conversion of bond /
            70,000 shares from warrants + 74,799 shares from convertible + 21,126,000 shares outstanding = 3.6%


            (c)  Powers:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors,  MassMutual Corporate
            Value Partners, and MassMutual High Yield Partners II have sole power to vote and dispose of respectively 331,810, 140,725, 70,362, 143,103 and
            82,299 shares of common stock.

ITEM 5.     Ownership of Five Percent or Less of a Class:

            No longer beneficial owner of more than 5% of the class of securities.

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

            Not applicable

ITEM 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company:

            Note applicable

ITEM 8. Identification and Classification of Members of the Group:

            Not applicable

ITEM 9.     Notice of Dissolution of the Group:

            Not applicable

ITEM 10.    Certification:

            By signing below, MASSACHUSETTS MUTUAL LIFE
            INSURANCE COMPANY, MASSMUTUAL CORPORATE
            INVESTORS, MASSMUTUAL PARTICIPATION
            INVESTORS, MASSMUTUAL CORPORATE VALUE
            PARTNERS LTD., and MASSMUTUAL HIGHH YIELD
            PARNERS II, certify to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature
---------
            After reasonable inquiry and to the best of my knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE COMPANY, MASSMUTUAL CORPORATE INVESTORS, MASSMUTUAL PARTICIPATION INVESTORS,
            MASSMUTUAL CORPORATE VALUE PARTNERS
            LTD., and MASSMUTUAL HIGH YIELD PARTNERS II certify that the information set forth in this statement is true, complete and correct.


February 3, 1999                    February 3, 1999
_____________________               _____________________
     Date                                Date

MASSACHUSETTS MUTUAL                MASSMUTUAL CORPORATE
LIFE INSURANCE COMPANY              INVESTORS

By:  signature                      By:  signature


Charles McCobb Jr.                  Charles McCobb Jr.
Managing Director                   Managing Director
_________________________           _________________________
(Print Name and Title               (Print Name and Title
 of Person Signing)                  of Person Signing)



February 3, 1999                    February 3, 1999
_____________________               _____________________
     Date                                Date

MASSMUTUAL PARTICIPATION            MASSMUTUAL CORPORATE
INVESTORS                           VALUE PARTNERS LTD.

By:  signature                      By:  signature


Charles McCobb Jr.                  Charles McCobb Jr.
Managing Director                   Managing Director
_________________________           _________________________
(Print Name and Title               (Print Name and Title
 of Person Signing)                  of Person Signing)


February 3, 1999
______________________
      Date

MASSMUTUAL HIGH YIELD
PARTNERS II

By:  signature


Charles McCobb Jr.
Managing Director
_______________________
(Print Name and Title
of Person Signing)